Exhibit 99.1

LSB Industries, Inc. Reports Net Income of $6.6 Million or $.34 Per
Share Fully Diluted for the Three and Six Months Ended June 30, 2006

PR Newswire -- August 8, 2006

OKLAHOMA CITY, Aug. 8 /PRNewswire-FirstCall/ -- LSB Industries, Inc. (Amex: LXU), reported net income of $6.6 million for the three months ended June 30, 2006.

Results for three months ended June 30, 2006

Net sales for the three months ended June 30, 2006 and 2005 were $132.3 million and $109.5 million, respectively, an increase of $22.8 million.

Operating income for the three months ended June 30, 2006, was $9.0 million compared to $4.9 million for the same period last year.

For the three months ended June 30, 2006, the Company reported net income of $6.6 million. After deducting preferred stock dividend requirements net income applicable to common stock was $6.1 million, or $.34 per share fully diluted for the three months ended June 30, 2006.

For the three months ended June 30, 2005, net income was $2.1 million. After deducting preferred stock dividend requirements net income applicable to common stock was $1.5 million, or $ .10 per share fully diluted.

Results for six months ended June 30, 2006

Net sales for the six months ended June 30, 2006, and 2005 were $244.0 million and $196.2 million respectively, an increase of $47.8 million.

Operating income for the six months ended June 30, 2006, was $14.4 million compared to $7.5 million for the same period last year.

For the six months ended June 30, 2006, the Company reported net income of $9.2 million. After deducting dividend requirements on outstanding preferred stocks which net income applicable to common stock for 2006 was $8.1 million, or $.46 per share fully diluted, compared to net income applicable to common stock for the same period last year of $2.4 million, or $.16 per share fully diluted.

Second Quarter Results

Barry Golsen, President of LSB, made the following comments regarding the second quarter. LSB’s second quarter operating income of $9.0 million and income from continuing operations of $6.7 million were both significantly better than any recent quarterly results.

“Both our Climate Control and Chemical Businesses achieved significant improvement in both revenues and net income during the second quarter and first half of the year. Most of the growth in our Climate Control Business came from our water source heat pump and geothermal products, which have had record order levels and backlogs. Our Chemical Business results improved due to favorable sales prices compared to the cost of raw materials and optimum production rates for most of the quarter. We are very pleased to see that our business strategies, along with favorable business conditions, resulted in very positive results so far this year.”

Looking forward into the third quarter, management indicates that our Chemical Business agricultural sales and profits will be affected by the hot dry weather conditions in the South and Mid-West, as well as the recent increase in natural gas prices.

Conference Call

LSB will host a conference call covering the first quarter 2006 results. You are invited to listen to the call that will be broadcast live over the internet on August 15, 2006 at 10:30 am central time. Log on at http://www.lsb-okc.com or by telephone at dial-in number: 1-866-685-4585, conference identification number: 4070843.

LSB Industries, Inc.

We are a diversified holding company and our principal business activities consist of the:

*

Climate Control Business engaged in the manufacturing and selling of a broad range of air conditioning and heating products consisting of water source heat pumps including geothermal heat pumps, hydronic fan coils, large custom air handlers and other products used in commercial and residential new building construction, renovation of existing buildings and replacement of existing systems.

*	Chemical Business engaged in the manufacturing and selling of chemical products produced from three plants in Texas, Arkansas and Alabama for the industrial, mining and agricultural markets.

The Company’s common stock is listed on the AMEX under the symbol LXU and the Series 2 preferred stock is listed for trading on the Over the Counter Bulletin Board under the symbol LSBPD.

LSB Industries, Inc.
Financial Highlights
Six Months and Three Months Ended June 30, 2006 and 2005
(unaudited)

	Six Months		Three Months

	2006	2005	2006	2005

	(In Thousands, Except Per Share Amounts)
Net sales	$244,017	$196,189	$132,273	$109,508
Cost of sales	199,507	163,920	107,310	91,788
Gross profit	44,510	32,269	24,963	17,720
Selling, general and administrative expense	29,575	26,153	15,433	13,887
Other expense	691	177	585	(39)
Other income	(148)	(1,555)	(101)	(1,051)
Operating income	14,392	7,494	9,046	4,923
Interest expense	5,761	5,828	2,886	3,091
Non-operating other income, net	(497)	(1,458)	(467)	(60)
Income from continuing operations before provision for income taxes and equity in earnings of affiliate	9,128	3,124	6,627	1,892
Provision for income taxes	200	—	150	—
Equity in earnings of affiliate	(405)	(367)	(200)	(185)
Income from continuing operations	9,333	3,491	6,677	2,077
Net loss from discontinued operations	131	—	31	—
Net income	9,202	3,491	6,646	2,077
Preferred stock dividend requirements	(1,104)	(1,117)	(552)	(555)
Net income applicable to common stock	$8,098	$2,374	$6,094	$1,522
Weighted average common shares:
Basic	13,769	13,481	13,776	13,727
Diluted	20,914	15,061	20,988	15,289
Income per common share:
Basic:
Income from continuing operations	$.60	$.18	$.44	$.11
Net loss from discontinued operations	(.01)	—	—	—
Net income	$.59	$.18	$.44	$.11
Diluted:
Income from continuing operations	$.47	$.16	$.34	$.10
Net loss from discontinued operations	(.01)	—	—	—
Net income	$.46	$.16	$.34	$.10

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2006 and 2005
(unaudited)

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividend requirements that have been paid and/or accrued.

Note 2:

During each of the first two quarters of 2006, our Board of Directors declared and we paid nominal dividends on certain outstanding series of our preferred stock as follows: $.10 per share on our outstanding Series 2 Preferred, $.37 per share on our outstanding Series B Preferred, and $.31 per share a share on our outstanding Non-Cumulative Redeemable preferred stock. These dividends were not for the full amount of the required quarterly dividends pursuant to the terms of all of our outstanding series of preferred stock.

Note 3:

Basic net income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period.  Diluted income per share is based on net income applicable to common stock plus preferred stock dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted and the weighted average number of common shares and dilutive common equivalent shares outstanding, if any, and the assumed conversion of dilutive convertible securities outstanding, if any.

Note 4:	Information about the Company’s operations in different industry segments for the six months and three months ended June 30, 2006 and 2005 is detailed on the following page.

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Six Months and Three Months Ended June 30, 2006 and 2005
(Unaudited)

	Six Months		Three Months

	2006	2005	2006	2005

	(In Thousands)
Net sales:
Climate Control	$98,804	$75,495	$51,555	$39,991
Chemical	140,697	117,524	78,167	67,589
Other	4,516	3,170	2,551	1,928
	244,017	196,189	132,273	109,508
Gross profit:
Climate Control	30,080	21,986	15,483	11,978
Chemical	12,864	9,215	8,585	5,104
Other	1,566	1,068	895	638
	44,510	32,269	24,963	17,720
Operating income (loss):
Climate Control	11,577	5,938	6,004	3,541
Chemical	6,591	4,433	5,204	2,872
General corporate expenses and other business operations, net	(3,776)	(2,877)	(2,162)	(1,490)
	14,392	7,494	9,046	4,923
Interest expense	(5,761)	(5,828)	(2,886)	(3,091)
Non-operating other income, net:
Chemical	236	279	217	22
Corporate and other business operations	261	1,179	250	38
Provision for income taxes	(200)	—	(150)	—
Equity in earnings of affiliate-Climate Control	405	367	200	185
Income from continuing operations	$9,333	$3,491	$6,677	$2,077

          Notes:

Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to industrial machinery and components.

Our chief operating decision makers use operating income (loss) by industry segment for purposes of making decisions which include resource allocations and performance evaluations.

Operating income (loss) by industry segment represents gross profit by industry segment less selling, general and administrative expenses (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net consist of unallocated portions of gross profit, SG&A, other income and other expense.